EXHIBIT 3.7

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ADVANCED KNOWLEDGE, INC.


     Advanced Knowledge, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of this Corporation has adopted a resolution proposing and declaring advisable the following amendment of the Certificate of Incorporation of this Corporation:

     RESOLVED, that the Certificate of Incorporation of Advanced Knowledge, Inc. be amended by changing Article FIRST thereof, so that, as amended, said Article FIRST shall be and read as follows:

     The name of this corporation is "Sporting Magic, Inc."

     SECOND: That in lieu of a meeting of stockholders, the holders of outstanding shares of Common Stock having not less than the minimum number of vote which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted have given their written consent to said amendment in accordance with the provision of
Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provision of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Myron Grunberg, its President this 2nd day of June, 2000.

                                                ADVANCED KNOWLEDGE, INC.

                                                By:   /S/ MYRON GRUNBERG
                                                      -------------------------
                                                      Myron Grunberg, President

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